Exhibit 15.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Four Seasons Education (Cayman) Inc. on Form S-8 (File No. 333-224308) of our report dated June 30, 2022 with respect to our audit of the consolidated financial statements of Four Seasons Education (Cayman) Inc. as of February 28, 2022 and for the year ended February 28, 2022, which report is included in this Annual Report on Form 20-F of Four Seasons Education (Cayman) Inc. for the year ended February 28, 2022.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

Beijing, China

June 30, 2022